Exhibit (h)(viii)

FORM OF AMENDED AND RESTATED SCHEDULE C

TO THE INVESTMENT COMPANY SERVICES AGREEMENT

THIS SCHEDULE C dated as of February 28, 2008, amends and restates Schedule C to that certain Investment Company Services Agreement dated as of December 16, 1997, as amended, between SPIRIT OF AMERICA INVESTMENT FUND, INC. (the “Fund”) and PFPC INC. (“PFPC”) (formerly known as First Data Investor Services Group, Inc.), the successor in interest to FPS Services, Inc.

Identification of Separate Series of Shares to which this agreement applies:

Spirit of America Real Estate Income & Growth Fund

Spirit of America Large Cap Value Fund

Spirit of America High Yield Tax Free Bond Fund

SPIRIT OF AMERICA INVESTMENT FUND, INC.

By:

Name:

Title:

PFPC INC.

By:

Name:

Title: